EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 (Registration No. 333-______ ) of our report dated April 14, 2022, relating to the consolidated financial statements of Zerify, Inc. (formerly known as Strikeforce Technologies, Inc.) as of December 31, 2021 and 2020, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Zerify, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company

Weinberg & Company, P.A.

Los Angeles, California

August 5, 2022

PCAOB ID: 572